Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-148206) on Form S-8 of Essential Utilities, Inc. of our report dated June 22, 2022, with respect to the statements of net assets available for benefits of Essential Utilities, Inc. 401(k) Plan as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Essential Utilities, Inc. 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

June 22, 2022